UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2019

Independence Contract Drilling, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36590	37-1653648
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20475 State Highway 249

Suite 300

Houston, TX 77070

(Address of principal executive offices)

(281) 598-1230

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of each exchange where registered
Common Stock, $0.01 par value per share	ICD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement

On July 31, 2019, Independence Contract Drilling, Inc. (the “Company”) entered into a First Amendment (the “First Amendment”) to the Credit Agreement dated as of October 1, 2018, by and among the Company, Sidewinder Drilling LLC, a Delaware limited liability company (“Sidewinder Drilling” and, together with the Company, the “Borrowers”), the lenders identified on the signature pages thereto (each, a “Lender”), and U.S. Bank National Association, as administrative agent and collateral agent for the Lenders (the “Credit Agreement”).

The First Amendment revises the Credit Agreement to explicitly permit the repurchase of Equity Interests (as defined in the Credit Agreement) by the Borrowers pursuant to the stock purchase program that was approved by the Company’s Board of Directors (the “Board”) and which provides for the repurchase of up to $10.0 million of the Company’s common stock (the “Stock Purchase Program”).

Under the First Amendment, the Borrowers may consummate repurchases of common stock under the Stock Repurchase Program or pursuant to the Company’s equity compensation plans totaling no more than $15.0 million during the term of the Credit Agreement, and no more than $5.0 million during any calendar year, provided, however, that the Company may consummate additional repurchases pursuant to the Stock Purchase Program in an aggregate amount not to exceed $5.0 million during the period from August 2, 2019 through the earlier of the date of termination of the Stock Purchase Program and June 30, 2020.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the First Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.02 Results of Operations and Financial Condition

On August 1, 2019, the Company issued a press release reporting financial results for the second quarter ended June 30, 2019. A copy of the press release is being furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information furnished pursuant to Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing of the Company under the Exchange Act or the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 8.01 Other Events

Stock Repurchase Program

On August 1, 2019, the Company issued a press release (as part of its earnings press release) announcing that its Board has authorized a Stock Repurchase Plan. Under the Stock Repurchase Plan, the Company may repurchase up to $10.0 million of its outstanding shares of common stock beginning on August 2, 2019 and ending August 1, 2022. The Company is authorized to repurchase its common stock from time to time in open market purchases or in privately negotiated transactions in accordance with applicable federal securities laws. The timing of any repurchases and the number of shares to be purchased will be determined by the Company’s management, in its discretion, and will depend upon market conditions and other factors.

Stockholders’ Agreement Consent for MSD Purchases

Previously, on December 24, 2018, the Company issued a press release announcing that the Board had consented to the acquisition by MSD Credit Opportunity Master Fund, MSD Credit Opportunity Fund X, LLC and MSD Energy Investments, L.P. (the “MSD Parties”) of up to an additional 2.5 million shares of the Company’s common stock from third parties in the open market or through privately negotiated transactions. Any such acquisitions were subject to compliance with all applicable securities laws as well as customary Company black-out periods and were required to be completed by June 30, 2019 (the “MSD Purchase Window”).  Such consent was also subject to early termination or suspension at any time by the Company.

Effective August 2, 2019, the Board modified its consent to extend the MSD Purchase Window to December 31, 2019, but reduced the number of shares permitted to be purchased by the MSD Parties to 2.0 million shares.

The Board's consent was provided pursuant to the terms and conditions of the Amended and Restated Stockholders’ Agreement, dated October 1, 2018, among the Company, the MSD Parties and certain other stockholders party thereto, which limits, among other activities, acquisitions by the MSD Parties of additional shares of the Company's common stock without the consent of the Board.  Such additional 2.0 million shares represent approximately 2.6 percent of the Company's currently issued and outstanding common stock.  Accordingly, based on the MSD Parties’ current combined current ownership of approximately 30 percent of the Company's outstanding shares of common stock, such combined ownership could increase up to approximately 32 percent.

The MSD Parties are affiliates of MSD Partners, L.P. and MSD Capital, L.P.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	First Amendment to the Credit Agreement, dated as of October 1, 2018, by and among Independence Contract Drilling, Inc. and Sidewinder Drilling LLC, each as Borrowers, the Lenders party thereto, and U.S. Bank National Association, as Agent, dated as of July 31, 2019.

99.1	Press Release dated August 1, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Independence Contract Drilling, Inc.

Date: August 1, 2019	By:	/s/ Philip A. Choyce
	Name:	Philip A. Choyce
	Title:	Executive Vice President and Chief Financial Officer